Proposal 5

Approval of the Share Increase Amendment

Key Terms

In April 2024, our Compensation Committee approved a performance-based equity program (the “2024 PSU Program”) for our executive team, which is earned based on the performance of our stock price during a three-year performance period and a service condition. This program was designed with the input of the Compensation Committee's compensation consultant.
The philosophy underlying this performance-based program is to incentivize our executive team to create sustained value for stockholders and to promote our executive team’s long-term service to the Company. Simply put, we believe our executives earn equity in our business when they create value for our stockholders.

The 2024 PSU Program drives close alignment between our management team and our stockholders. We expect this program will play an important tool to motivate, retain and recruit high quality executive team members who are highly focused on building a world class experience marketplace while delivering market-beating returns for our stockholders.
A summary of the terms of the 2024 PSU Program is as follows:
•Each eligible participant will receive a three-year PSU award that measures achievement of stock price hurdles over a three-year performance period. On the third anniversary of the grant date, all shares not vested will be forfeited.
•The measurement period for the three-year performance period starts nine months after the award date of May 1, 2024.
•The vesting of the awards is tied to stock price hurdles which can be achieved at any point during the measurement period if the 90 calendar day volume-weighted average closing stock price of one share of the Company’s common stock equals or exceeds the hurdle. The hurdle will be deemed achieved following certification by the Compensation Committee.
•The program has four stock price hurdles as detailed below, and shares awarded under the PSU award are divided equally between the 4 tranches:
◦Stock Price Hurdle 1 = $14.86
◦Stock Price Hurdle 2 = $20.14
◦Stock Price Hurdle 3 = $31.01
◦Stock Price Hurdle 4 = $68.82
•The Compensation Committee determined that these hurdles are sufficiently challenging to produce market beating returns and reflect ambitious growth rates for the underlying fundamental drivers of our business.
•Once the stock price hurdle is achieved, a service condition must also be met before the shares will vest. Specifically, the service condition for: (i) 33% of the award will be met after the first anniversary of the award date; (ii) an additional 33% of the award will be met after the second anniversary of the grant; and (ii) the final 33% of the award will be met after the third anniversary of the grant.

•The participant must be actively employed in their current position or, subject to Board approval, in an equivalent position through the date on which the stock price hurdle is achieved; provided, however, for the CEO, if he continues to serve as a director in an Executive Chairman role, his PSUs will continue to vest during such service (subject to approval by the Company’s independent directors).
•If, on the last day of the performance period, the 90 calendar day trailing volume-weighted stock price is between hurdles, a portion of the PSUs subject to the vesting tranche are considered earned based on linear interpolation between price hurdles; however, no shares shall be earned if the first stock price hurdle is not achieved.
•At the discretion of the Compensation Committee, the CEO and CFO shares are also subject to downward modifiers, specifically if the present material weakness is not remediated, subject to other performance conditions prior to the shares vesting.
Prior to the grant date of 2024 PSU Awards, as of March 31, 2024, there were only approximately 1,116,850 shares of Common Stock remaining available for issuance under the Plan. The Committee therefore determined to make any shares awarded under the 2024 PSU Program contingent on stockholder approval of an amendment to the Plan that increases the Plan’s share reserve to cover the shares that may be delivered under the 2024 PSU Awards.
Accordingly, we are requesting that our stockholders approve an amendment to our 2011 Incentive Plan that would add 7,000,000 shares to the 2011 Incentive Plan (the “Share Increase Amendment”). If this increase is approved, then as of March 31, 2024 we would have had 8,116,850 shares available for issuance for future awards under the 2011 Incentive Plan.
If approved, we intend to utilize our share pool in the following manner:
•Approximately 4 million shares would be used to make awards to existing executive team members under 2024 PSU Program. We anticipate making PSU awards under the program prior to the Annual Meeting; provided, all such awards would be contingent upon receiving stockholder approval of the Share Increase Amendment.
•We plan to use the majority of the remaining shares to make additional awards using a similar performance philosophy to attract and motivate our management team.
•We then expect to utilize a minority of the remaining share pool to issue time-based service awards to other employees, such as for new hire grants, annual equity awards or promotion awards.
The Board believes that the shares requested for the 2024 Equity Program and for the other anticipated grants as specified above are necessary for our compensation program to be aligned with our stockholders and drive our transformation, including furthering our business strategy and culture, attracting and retaining talent, and rewarding employees for strong business results and individual performance. The closing trading price of a share of Groupon common stock on the Nasdaq global select market on April 26, 2024 was $11.67.
If we do not obtain requisite stockholder approval of the Share Increase Amendment to our 2011 Incentive Plan as described above, the current 2011 Incentive Plan will remain in effect and any awards made under the 2024 PSU Program prior to our Annual Meeting that were awarded contingent on receiving stockholder approval of the Share Increase Amendment shall forfeit and be void.

Equity Usage

In developing our share request for the 2011 Incentive Plan and analyzing the impact of utilizing equity on our stockholders, the Board considered our equity usage and “overhang.” As of March 31, 2024 we had 1,116,850 shares remaining available for issuance of future awards under the 2011 Incentive Plan.

Equity usage provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our equity usage for 2021, 2022 and 2023, as well as the average over those years.

Fiscal Year	Award Shares Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Equity Usage (1)
2021	2,150,963	29,365,880	7.3%
2022	2,720,990	30,166,100	9.0%
2023	4,447,590	31,243,179	14.2%
Three Year Average	3,106,514	30,258,386	10.2%
(1) “Gross Equity Usage” is defined as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding.

Overhang is a measure of potential dilution and is defined as (i) the sum of (a) the total number of shares underlying all equity awards outstanding and (b) the total number of shares available for future award grants, divided by (ii) the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future award grants and (c) the basic weighted average common shares outstanding for the most recently completed fiscal year. Our overhang at March 31, 2024 was 16.66% (excluding the impact of the new share request). If the 7,000,000 shares proposed to be authorized for grant under the 2011 Incentive Plan are included in the calculation, our overhang would have been 38.63% at March 31, 2024, which assumes no repurchases under our stock existing repurchase program.

Equity Compensation Plan

The following is a summary of the key provisions of the 2011 Incentive Plan, as proposed to be amended by the Share Increase Amendment. This summary, however, does not purport to be a complete description of all the provisions of the 2011 Incentive Plan and is qualified in its entirety by reference to the 2011 Incentive Plan, as proposed to be amended by the Share Increase Amendment, a copy of which is attached hereto as Appendix B and conformed to reflect this amendment.

Purpose of the 2011 Incentive Plan. The 2011 Incentive Plan provides a variety of equity-based and cash incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents and other service providers to Groupon through the acquisition of a larger personal financial interest in Groupon.

Eligible Award Recipients. Officers and other employees of Groupon or its subsidiaries, as well as non-employee directors and consultants, independent contractors and agents of Groupon or its subsidiaries are eligible to participate in the 2011 Incentive Plan. Although they are eligible for awards, it is the Company’s current practice to grant awards to consultants and independent contractors only occasionally. There are currently two executive officers, approximately 174 other employees, five non-employee directors, and eight consultants or independent contractors that are eligible to participate. In 2023, we granted awards under the 2011 Incentive Plan to two executive officers, 96 other employees and three non-employee directors, and six consultants or independent contractors. Subject to the terms and conditions of the 2011 Incentive Plan, the Compensation Committee will determine and designate, in its discretion, from time to time, from among these categories those persons who will be granted one or more awards under the 2011 Incentive Plan.

Administration. The 2011 Incentive Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the discretion to grant awards under the 2011 Incentive Plan, to determine the terms thereof, to interpret the provisions of the 2011 Incentive Plan and to take action as it deems necessary or advisable for the administration of the 2011 Incentive Plan. The Compensation Committee may provide a limited delegation of authority to Groupon’s management to approve certain awards under the 2011 Incentive Plan.

Number of Authorized Shares. The 2011 Incentive Plan provides for awards during the term of the 2011 Incentive Plan with respect to a maximum of 13,775,000 shares of common stock, which amount will be increased to 20,775,000 shares if the Share Increase Amendment is approved, subject to adjustment as described below (the “Share Pool”). Under the terms of the 2011 Incentive Plan, up to 1,500,000 shares may be granted as incentive stock options (“ISOs”) (discussed below). The maximum number of shares that may be covered by awards granted to any one participant during any calendar year shall not exceed $25,000,000 in value (calculating the value of any such Awards determined either as of the grant date or, if specified in the documentation creating the award, determined as based on the average Fair Market Value over a specified period) (and the maximum number of shares covered by awards granted to any non-employee director (based on grant date value) may not exceed $750,000 in value in any calendar year, when taken together with any cash fees paid to such director in that year with respect to such director’s service as a director of the Company). The maximum amount payable pursuant to a cash incentive award to any participant during any calendar year is $5,000,000. The number and class of shares available under the 2011 Incentive Plan and/or subject to outstanding awards will be equitably adjusted by the Compensation Committee (as determined by the Compensation Committee in its sole discretion) in the event of various changes in the capitalization of Groupon to preserve the benefits or potential benefits of the awards. To the extent that an award under the 2011 Incentive Plan expires, is canceled, forfeited, or otherwise terminated without delivery of shares, the shares retained by or returned to Groupon generally will be available for future grants under the 2011 Incentive Plan. In addition, in the case of any award granted in assumption of or in substitution for an award of a company or business acquired by Groupon or a subsidiary or affiliate or with which Groupon or a subsidiary or affiliate combines, shares issued or issuable in connection with such substitution award will not be counted against the Share Pool or the limit on the number of shares that may be covered by awards granted to any one participant during any calendar year; further, if the acquired business has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for future grants under the 2011 Incentive Plan and shall not reduce the Share Pool; provided, that awards using such available shares from the pre-existing plan shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to Groupon and its subsidiaries and affiliates immediately prior to such acquisition or combination. Shares subject to an award under the 2011 Incentive Plan may again be made available for issuance under the Plan if such shares are: (i) shares that were subject to a stock-settled SAR (as defined below) and were not issued or delivered upon the net settlement of such SAR; and (ii) shares delivered to or withheld by Groupon to pay the exercise price or the withholding taxes related to an outstanding award.

Type of Awards. The following forms of awards may be granted to eligible award recipients, subject to such terms, conditions and provisions as the Compensation Committee may determine to be necessary or desirable: (i) ISOs; (ii) nonstatutory stock options (“NSOs”); (iii) share-settled or cash-settled stock appreciation rights (“SARs”); (iv) full value awards, including restricted stock, restricted stock units, deferred stock, deferred stock units, performance shares and performance share units; and (v) cash incentive awards.

Options and Stock Appreciation Rights. The Compensation Committee is authorized to grant ISOs, NSOs and SARs. Except with respect to options/SARs that are assumed, substituted or converted in connection with certain corporate transactions (“substitute awards”), the exercise price per share of an option will in no event be less than 100% (or less than 110% for certain ISO grants) of the fair market value per share of Groupon common stock underlying the award on the date of grant and may be exercised on a “net exercise” basis. The Compensation Committee has the discretion to determine the exercise price and other terms of SARs, except that the exercise price of a freestanding SAR will be fixed as of the date of grant and will not be less than the fair market value of a share of common stock on the grant date. Without the approval of stockholders, Groupon will not amend or replace previously granted options or SARs in a transaction that constitutes a “repricing” within the meaning of the rules of the Nasdaq.

The Compensation Committee will set the terms and conditions of vesting and exercise for options and SARs, and the Compensation Committee will determine the methods by which an option or SAR may be exercised. Upon the exercise of a SAR, the participant is entitled to receive shares having an aggregate fair market value equal to (A) the excess of (i) the fair market value of one share of common stock as of the date of exercise over (ii) the exercise price of the shares covered by the SAR, or the portion thereof being exercised. As a general matter, options and SARs (other than substitute awards and Mr. Senkypl’s March 30, 2023 grant of 3,500,000 stock options, as applicable) granted under the 2011 Incentive Plan will have a minimum vesting period of one year, except that (a) the exercisability and vesting of options and SARs (i) will be fully accelerated upon the death of the participant and (ii) may be accelerated (in whole or in part) as determined by the Compensation Committee in the event of a participant’s disability, retirement or involuntary termination in connection with a change in control.

Options and SARs will expire at such time as the Compensation Committee determines; provided, however, that no option or SAR may be exercised more than ten years from the grant date; provided, however, that unless otherwise provided by the Compensation Committee each vested and exercisable Option and SAR outstanding on the expiration date with an exercise price that is less than the fair market value per share of Groupon common stock as of such date shall automatically be exercised on the expiration date, and provided further that that if the expiration date falls during a blackout period, the expiration date may be automatically be extended until 30 calendar days after the end of the blackout period.

Full Value Awards. The Compensation Committee may grant full value awards in the form of restricted stock, restricted stock units, deferred stock, deferred stock units, performance shares or performance share units to participants. The grant, issuance, retention, vesting and/or settlement of such full value awards will occur at such times and in such installments as determined by the Compensation Committee. The Compensation Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of these full value awards subject to continued employment, passage of time and/or performance conditions (or, in the case of performance share units, a combination of the foregoing) as deemed appropriate by the Compensation Committee. However, any time-based service restrictions on full value awards will immediately lapse upon the death of the participant.

Holders of restricted stock have all the rights of a stockholder, such as the right to vote the shares or receive dividends and other distributions, except to the extent restricted by the terms of the 2011 Incentive Plan or any award document relating to the restricted stock and subject to any mandatory reinvestment or other requirement imposed by the Compensation Committee. Holders of restricted stock units and deferred stock units will not have any such stockholder rights until shares have been issued to them upon vesting, although the Compensation Committee may provide for dividend equivalent rights. No dividends or dividend equivalents will be paid on restricted stock units, deferred stock units or performance share unit awards prior to vesting, or if applicable, the satisfaction of the underlying performance conditions.

Cash Incentive Awards. The Compensation Committee may grant cash incentive awards that may be contingent on the achievement of a participant’s performance objectives over a specified period established by the Compensation Committee. The grant of cash incentive awards may also be subject to other conditions, restrictions and contingencies, as determined by the Compensation Committee. Cash incentive awards may include the right to receive payment of cash or shares having the value equivalent to the cash otherwise payable.

Certain Events of Forfeiture. The Compensation Committee has the discretion to add forfeiture provisions to any grant under the 2011 Incentive Plan, including forfeiture for violation of a restrictive covenant set forth in any applicable award agreement.

Change in Control. In the event of a change in control of Groupon, the Board has discretion to take such actions as it deems appropriate including, but not limited to requiring that outstanding options and SARs or other equity awards become fully vested and exercisable and, in certain cases, paid to participants and providing that the performance period applicable to performance-based awards will lapse and/or the performance goals for such awards will be deemed to be satisfied. If the company resulting from, surviving or succeeding Groupon following a change in control transaction does not assume or substitute an outstanding award in accordance with the terms of the 2011 Incentive Plan, then the outstanding award will become fully vested or exercisable immediately prior to the change in control (with performance conditions deemed satisfied at the level determined by the Compensation Committee in its sole discretion).

Clawback Policy. Any compensation earned or paid under the 2011 Incentive Plan is subject to forfeiture, recovery by Groupon, or other action pursuant to the Groupon Clawback Policy, adopted on October 14, 2021, and amended effective as of October 2, 2023.

Adjustments to Shares. In the event there is a change in the capital structure of Groupon as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders holdings shares other than regular cash dividends, the Compensation Committee shall make an equitable adjustment (in the manner and form determined in the Compensation Committee’s sole discretion) in the number of shares and forms of the awards authorized to be granted under the 2011 Incentive Plan, including any limitation imposed on the number of shares with respect to which an award may be granted in the aggregate under the 2011 Incentive Plan or to any participant, and make appropriate adjustments (including exercise price) to any outstanding awards.

Tax Withholding and Tax Offset Payments. The Compensation Committee is authorized to withhold from awards and related payments amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award by withholding common stock or other property to satisfy such withholding requirements or by taking certain other actions. For participants who are subject to Section 16 of the Exchange Act, shares will be withheld from the applicable equity-based award to satisfy withholding obligations, unless otherwise determined by the Compensation Committee. In addition, shares withheld under the 2011 Incentive Plan may be used to satisfy the tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

Term of 2011 Incentive Plan. Unless earlier terminated by the Board, the authority of the Compensation Committee to make grants under the 2011 Incentive Plan will terminate on the tenth anniversary of June 15, 2022.

Amendment and Termination. The Board may suspend, amend or terminate the 2011 Incentive Plan; provided, however, that Groupon’s stockholders will be required to approve any amendment (i) to the extent required by law or the Nasdaq rules; or (ii) that would alter the 2011 Incentive Plan’s provisions restricting Groupon’s ability to grant options and SARs with an exercise price that is not less than the fair market value of the underlying options or SARs with an exercise price that is not less than the fair market value of the underlying common stock.

Awards granted prior to a termination of the 2011 Incentive Plan will continue in accordance with their terms following such termination. No amendment, suspension or termination of the 2011 Incentive Plan will adversely affect the rights of a participant in awards previously granted without such participant’s consent.

Certain Federal Income Tax Consequences. The following is a general description of certain significant United States federal income tax consequences, under the Code, as in effect on the date of this summary, applicable to Groupon and participants in connection with awards under the 2011 Incentive Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A of the Code, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2011 Incentive Plan.

The grant of options under the 2011 Incentive Plan will not, in itself, result in the recipient of the option realizing taxable income or Groupon realizing an income tax deduction. However, the transfer of shares to an option holder upon exercise of the option may or may not give rise to taxable income to the option holder and a tax deduction for Groupon, depending upon whether such option is a NSO or an ISO.

The exercise of an NSO by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for Groupon, in the amount equal to the excess of fair market value of the shares received at the time of exercise over the exercise price. Any subsequent gain that the option holder recognizes when he or she later sells or disposes of the shares will be short-term or long-term capital gain, depending on how long the shares were held.

The exercise of an ISO generally does not result in the immediate recognition of taxable ordinary income by the option holder; however, for purposes of the alternative minimum tax under the United States tax laws, the excess of the fair market value of the shares acquired upon exercise of an ISO (determined at the time of exercise) over the exercise price of the ISO will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares received pursuant to the exercise of the ISO within the earlier of: (i) two years after the date of the grant of the ISO, or (ii) one year after the date of exercise, a subsequent sale of such shares will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Groupon.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise of an ISO, then the special tax rule described in the preceding paragraph does not apply and the exercise is treated as though the option exercised as an NSO. Furthermore, if such recipient disposes of shares acquired upon the timely exercise of the ISO within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) fair market value of such shares on the date of exercise over the exercise price and (ii) the amount realized upon disposition over the exercise price. In such event, Groupon generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain realized in such disposition in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

The granting of SARs does not, in itself, result in taxable income to the recipient of a SAR or a tax deduction for Groupon. Upon exercise of a SAR, the amount of any cash and/or the fair market value of any of our shares received as of the exercise date are taxable to the participant as ordinary income and deductible by Groupon.

A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock, if any, prior to the lapse of restrictions applicable to that stock, or dividend equivalents paid with respect to unvested restricted stock units, will be taxable as compensation income to the participant.

Generally, a participant will recognize taxable ordinary income in connection with restricted shares when the shares become transferable and are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares at the time such restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares subject to the award on the date of the award. If a participant makes such an election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse.

Assuming compliance with the applicable reporting requirements, Groupon will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the same taxable year that the participant recognizes that ordinary income. The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for Groupon. The amount of cash received or the then-current fair market value of shares received following vesting and delivery of the underlying shares with respect to the restricted stock unit is taxable to the recipient as ordinary income and deductible by Groupon.

The granting of full value awards (such as restricted stock units, deferred stock units and performance share units) or cash incentive awards subject to performance conditions generally should not result in the recognition of taxable income by the recipient or a tax deduction by Groupon. The payment or settlement of any such award should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash received or the then-current fair market value of the shares received, and a corresponding tax deduction by Groupon. If shares or any portion of the cash settlement covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and Groupon will be similar to the tax consequences of restricted stock awards, previously described. If the award consists of unrestricted shares, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and Groupon will be entitled to a corresponding tax deduction.

Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2011 Incentive Plan in connection with a “change of control” may be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and Groupon would be denied a tax deduction for the excess parachute payment.

New Plan Benefits under the 2011 Incentive Plan

Other than the annual grant of restricted stock units and the award of deferred stock units to our non-employee directors under our Non-Employee Directors’ Compensation Plan (as set forth in the table below), equity-based or cash compensation awards to be granted in the future under the 2011 Incentive Plan, as amended, to eligible individuals, including current and future employees, officers and directors, cannot be determined at this time, as actual awards will be made at the discretion of the Compensation Committee. We anticipate making PSU awards under the program prior to the Annual Meeting (not to exceed approximately 4 million shares) to existing executive team members; provided, all such awards would be contingent upon receiving stockholder approval of the Share Increase Amendment. For an understanding of the equity-based compensation awards made in the past to our executives, see the “Grants of Plan-Based Awards in 2023” table and the “Outstanding Equity Awards at 2023 Year-End” table.

Name and Position	Dollar Value(1)
Dusan Senkypl, Interim Chief Executive Officer	N/A
Kedar Desphpande, former Chief Executive Officer	N/A
Jiri Ponrt, Chief Financial Officer	N/A
Damien Schmitz, former Chief Financial Officer	N/A
Dane Drobny, former Chief Administrative Officer, General Counsel, and Corporate Secretary	N/A
Executive Group Total	N/A
Non-Executive Director Group	$608,333
Non-Executive Officer Employee Group	N/A
(1)     The amount disclosed is equal to the total dollar value of all annual stock grants to be issued to our non-employee directors following the Annual Meeting, including the total dollar value of any portion of the annual cash retainer that any non-employee director elected to defer into an award of deferred stock units. Share figures will be determined by dividing the dollar value by the closing share price on the date of the Annual Meeting (rounded to the nearest share).

Unfunded and Unqualified Plan. The 2011 Incentive Plan is intended to be an unfunded plan and is not qualified under Section 401 of the Code. In addition, the 2011 Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote required. Approval of this proposal requires the affirmative vote of a majority of the votes represented by the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions and broker non-votes shall have no effect on the outcome of the vote.

Our Board unanimously recommends a vote “FOR” the approval of the amendment to the 2011 Incentive Plan to increase the number of authorized shares thereunder.

Proxies solicited by the Board will be voted “FOR” Proposal 5 unless stockholders specify a contrary vote.